Exhibit 99.1

NEWS RELEASE Glimcher Realty Trust 180 East Broad Street Columbus, Ohio 43215 www.glimcher.com

INVESTORS:	MEDIA:
Lisa A. Indest	Karen Bailey
SVP, Finance and Accounting	Director, Corporate Communications
614.887.5844	614.887.5847
lindest@glimcher.com	kbailey@glimcher.com

GLIMCHER COMPLETES FINANCING OF

THE OUTLET COLLECTIONTM | JERSEY GARDENS

Columbus, OH—(November 4, 2013) — Glimcher Realty Trust (NYSE: GRT) today announced it recently closed on a $350 million mortgage loan secured by The Outlet Collection | Jersey Gardens, New Jersey’s largest outlet mall. The new loan has a fixed interest rate of 3.83% per annum with a maturity date in November 2020. Loan proceeds were used to retire the existing $137.1 million secured mortgage on the property which had an interest rate of 4.83%. Additionally, approximately $148 million of these proceeds were used to reduce all outstanding borrowings on the company’s secured and unsecured credit facilities with the balance held as working capital.

“We are quite pleased with the strong execution on this refinancing for Jersey Gardens,” stated Mark E. Yale, Executive Vice President and CFO. “We moved quickly to take advantage of favorable market conditions, which we thought was prudent when considering the potential for capital markets volatility into fiscal year 2014.”

About The Outlet Collection │ Jersey Gardens

Glimcher began development of Jersey Gardens in 1997, and the mall opened in 1999. Close to Newark, N.J., and New York City, the center is the largest outlet mall in New Jersey and a major tourist attraction, seeing approximately 18 million visitors a year from more than 160 countries.

The mall became The Outlet Collection | Jersey Gardens in 2012 and added the largest Tommy Hilfiger store in the U.S. as well as tenants like Century 21, Coach Factory, Puma, True Religion, G by Guess, and Lego. The mall is currently anchored by Century 21, Lord & Taylor Outlet, Neiman Marcus Last Call, Nike Factory Store, and Saks Fifth Avenue Off 5th.

About Glimcher Realty Trust

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of retail properties, including mixed use, open-air and enclosed regional malls as well as outlet centers.

Glimcher Realty Trust’s common shares are listed on the New York Stock Exchange under the symbol “GRT.” Glimcher Realty Trust’s Series G, Series H, and Series I preferred shares are listed on the New York Stock Exchange under the symbols “GRTPRG,” “GRTPRH,” and “GRTPRI” respectively. Glimcher Realty Trust is a component of both the Russell 2000® Index, representing small cap stocks, and the Russell 3000® Index, representing the broader market. Glimcher® is a registered trademark of Glimcher Realty Trust. The trademark registration for The Outlet Collection is currently pending.